As filed with the Securities and Exchange Commission on October 7, 2002.

Registration No.

Securities and Exchange Commission
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

THE ALLSTATE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	36-3871531
(State of Incorporation)	(I.R.S. Employer Identification No.)
2775 Sanders Road, Suite A2, Northbrook, Illinois 60062-6127 (Address and Zip Code of principal executive office)

THE ALLSTATE CORPORATION DEFERRED COMPENSATION PLAN FOR INDEPENDENT CONTRACTOR EXCLUSIVE AGENTS
(Full title of the Plan)

Michael J. McCabe, Vice President and General Counsel, The Allstate Corporation
2775 Sanders Road, Suite F7, Northbrook, Illinois 60062-6127
(847) 402-5000
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Obligation	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Deferred Compensation Obligations(1)
Obligations not previously registered	$20,000,000	100%	$20,000,000	$1,840.00(4)
Obligations previously registered under another plan	$30,000,000	N/A(3)	N/A(3)	N/A(3)

TOTAL	$50,000,000(2)

(1)
The Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents. The Registrant may issue an indeterminate number of Obligations under the Plan from time to time, based upon the level of agent participation.

(2)
Of the $50,000,000 of Obligations to be registered, $30,000,000 of Obligations (the "Carried Over Obligations") were previously registered under another plan of the Registrant, The Allstate Corporation Deferred Compensation Plan for Employee Agents, pursuant to a registration statement on Form S-8 filed on November 14, 1997 (file no. 333-40283) (the "11/14/97 Registration Statement"). The Registrant is concurrently filing a Post-Effective Amendment to the 11/14/97 Registration Statement to reflect the carry over of the Obligations registered thereunder to this Registration Statement. The balance of the securities to be registered are new Obligations.

(3)
In connection with the 11/14/97 Registration Statement, the Registrant paid a total fee of $12,000.00 of which $9,000.00 related to the Carried Over Obligations. The Registrant has carried over the registration fee for the Carried Over Obligations.

(4)
Calculated pursuant to Rule 457(h).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:    Incorporation Of Documents By Reference

        The following documents filed by The Allstate Corporation ("Allstate") with the Securities and Exchange Commission (the "Commission") are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

  1.
  Allstate's Annual Report on Form 10-K for the year ended December 31, 2001 (file no. 1-11840)

  2.
  Allstate's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002 (file no. 1-11840)

  3.
  Allstate's Current Report on Form 8-K filed September 23, 2002 (file no. 1-11840)

  4.
  From the date of filing of such documents, all documents filed by Allstate with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this Registration Statement.

Item 4:    Description Of Securities

        The following description of the Deferred Compensation Obligations (the "Obligations") is qualified by reference to the text of The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents (the "Plan").

        Under the Plan, Allstate provides eligible persons the opportunity to defer a specified amount of their compensation paid by Allstate. Eligibility is limited to exclusive insurance agents deriving compensation from Allstate's wholly-owned subsidiaries on an independent contractor basis. Amounts deferred pursuant to the Plan will be unsecured general obligations of Allstate to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with Allstate's other unsecured and unsubordinated indebtedness from time to time outstanding. Allstate's principal sources of funds to pay its obligations are dividends from its subsidiary Allstate Insurance Company, intercompany borrowings, funds from the settlement of its benefit plans, and funds that periodically may be raised from the issuance of additional debt or stock. Dividends from Allstate Insurance Company are restricted by Illinois insurance laws and regulations. Because Allstate is a holding company, its right, and hence the right of its creditors (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Allstate itself as a creditor of the subsidiary may be recognized.

        The Plan is unfunded. Consequently, any deferred compensation is part of Allstate's general funds, subject to all of the risks of Allstate's business, and may be deposited, invested or expended in any manner whatsoever by Allstate.

        The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on election by the participant. Compensation deferred pursuant to the Plan is credited by book entry to the participant's account. Each participant's deferred compensation will be indexed to one or more investment indices chosen by each participant as provided in the Plan for purposes of accounting, as if the deferred compensation had been so invested, and not for actual investment. The account will be adjusted to reflect the investment experience of the selected indices during the deferral period. The Obligations will be denominated and payable in United States dollars.

        The Plan is administered by a committee appointed by the board of directors of Allstate, and the committee has delegated administration duties to a plan administrator. The committee has the authority to determine the investment options available for selection by participants. Currently, the investment indices mirror certain indices available under The Savings and Profit Sharing Fund of Allstate Employees. Participants may reallocate existing account balances among the investment options available under the Plan on a daily basis.

        Benefits under the Plan are not subject to assignment, transfer, pledge or other encumbrance. A participant may designate persons or entities to receive any amounts payable under than Plan in the event of the death of the participant.

        The Obligations owed to any participant are not subject to distribution, in whole or in part, prior to the participant's separation from service or the subsequent individual payment dates specified by the participant in accordance with terms of the Plan, except (1) for demonstrated hardship, (2) in connection with an in-service withdrawal with the imposition of substantial penalties or (3) in connection with the termination of the Plan. Allstate reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of compensation deferred or any accruals thereon up to and including the end of the month in which such action is taken.

        The Obligations are not convertible into another security of Allstate. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on Allstate's part. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Item 5:    Interests Of Named Experts And Counsel

        Emma M. Kalaidjian, Allstate's Assistant Secretary, has passed upon the validity of the Obligations being registered. Ms. Kalaidjian is not eligible to participate in the Plan. As of September 30, 2002, Ms. Kalaidjian beneficially owns 2,349 shares of Allstate's common stock, and she holds both vested and unvested options to acquire 23,877 additional shares of Allstate's common stock. These shares and options include awards under Allstate's employee benefit plans, subject to forfeiture under certain circumstances.

Item 6:    Indemnification Of Directors And Officers

        Article IV of the by-laws of Allstate provides that Allstate will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Allstate, against liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effectiveness of this indemnity; provided that payment of such claims had not been agreed to or denied by Allstate before such date.

        Article Eighth of the Restated Certificate of Incorporation of Allstate provides that a director of Allstate shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent of the Delaware General Corporation Law.

        Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a person who was made a party to a proceeding or threatened to be made a party to a proceeding by reason of the fact that the person is or was a director or officer of the corporation against liability actually and reasonably incurred in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person's conduct was unlawful. A corporation may not indemnify a director or officer in connection with a proceeding where he is adjudged liable to the corporation, unless the court in which the proceeding is brought determines that such director or officer is fairly and reasonably entitled to indemnity.

        Allstate has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Allstate.

Item 8:    Exhibits

        The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which index is incorporated herein by reference.

Item 9:    Undertakings

        Allstate hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Allstate pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Allstate hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Allstate's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Allstate pursuant to the foregoing provisions, or otherwise, Allstate has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Allstate of expenses incurred or paid by a director, officer or controlling person of Allstate in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Allstate will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

        Each director and/or officer of the registrant whose signature appears below hereby appoints Emma M. Kalaidjian, Edward M. Liddy, Michael J. McCabe, Barry S. Paul, Robert W. Pike, Samuel H. Pilch and James P. Zils and each of them severally, as his or her attorney-in-fact in his or her name, place and stead, in any and all capacities stated below, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission. The registrant also appoints Emma M. Kalaidjian, Edward M. Liddy, Michael J. McCabe, Barry S. Paul, Robert W. Pike, Samuel H. Pilch and James P. Zils and each of them severally, as its attorney-in-fact in its name, place and stead to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission.

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, Allstate certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Township of Northfield, County of Cook, State of Illinois, on October 7, 2002.

THE ALLSTATE CORPORATION
By:	/s/Michael J. McCabe
Name:	Michael J. McCabe
Title:	Vice President and General Counsel

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Edward M. Liddy Edward M. Liddy	Director, Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	October 7, 2002
/s/Samuel H. Pilch Samuel H. Pilch	Controller (Principal Accounting Officer) and Acting Vice President and Chief Financial Officer	October 7, 2002
/s/F. Duane Ackerman F. Duane Ackerman	Director	October 7, 2002
/s/James G. Andress James G. Andress	Director	October 7, 2002
Edward A. Brennan	Director	October 7, 2002
/s/W. James Farrell W. James Farrell	Director	October 7, 2002
/s/Jack M. Greenberg Jack M. Greenberg	Director	October 7, 2002
/s/Ronald T. LeMay Ronald T. LeMay	Director	October 7, 2002
/s/Michael A. Miles Michael A. Miles	Director	October 7, 2002
/s/J. Christopher Reyes J. Christopher Reyes	Director	October 7, 2002

/s/H. John Riley, Jr. H. John Riley, Jr.	Director	October 7, 2002
/s/Joshua I. Smith Joshua I. Smith	Director	October 7, 2002
Judith A. Sprieser	Director	October 7, 2002
Mary Alice Taylor	Director	October 7, 2002

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
4		The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents
5		Opinion of Emma M. Kalaidjian
15		Acknowledgment of Deloitte & Touche LLP regarding unaudited interim financial information
23	(a)	Consent of Emma M. Kalaidjian (included in Exhibit 5)
23	(b)	Consent of Deloitte & Touche LLP
24		Powers of attorney (included on signature pages)